Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Merrill Lynch, Pierce, Fenner & Smith

                        Incorporated

50 Rockefeller Plaza

New York, New York 10020

Attn: High Grade Debt Capital Markets

Transaction Management/Legal

Fax: 212-901-7881

Tel: 646-855-0724

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

United Kingdom

Attn: Debt Syndicate

Fax: +44 (0) 20 7516 7548

Tel: +44 (0) 20 7773 9098

Mizuho Securities USA LLC

320 Park Avenue, 12th Floor

New York, New York 10022

Attn: Debt Capital Markets Desk

Fax: +1 212 205-7812

Tel: +1 866 271-7403

Nomura International plc

1 Angel Lane

London EC4R 3AB

United Kingdom

Attn: Fixed Income Syndicate

Fax: +44 (0) 20 7102 5804

Tel: +44 (0) 20 7103 5652